                                                                   EXHIBIT 10.10


                                    AGREEMENT

          This AGREEMENT is made and entered-into this 1st day of March, 2000, by and between

          Technical Consumer Products, Inc. (hereinafter "TCP"), an Ohio corporation, having principal office located at 300
       Lena Drive, Aurora, Ohio 44202, U.S.A., represented by Ellis
       Yan, President

        and

          Practical Innovations, Inc. a Delaware corporation having a principal place of business at 640 Leland Court, Lake Forest, Illinois 60045, USA, and Andrzej Bobel, an individual residing at 640 Leland Court, Lake Forest, Illinois 60045, (collectively "PRACTICAL").

          This AGREEMENT incorporates the terms of initial agreement covering related subject mater made and entered into on the 18th day of June, 1996 by and between TCP and PRACTICAL (hereinafter called the "1996 AGREEMENT").

          WHEREAS, PRACTICAL owns technologies related to Electronic Ballasts for Gas Discharge Laps, and PRACTICAL has knowledge and know-how of Engineering, Development, Design, Manufacturing, and Market of Electronic Ballasts and Gas Discharge Laps; and

          WHEREAS, TCP is desirous of acquiring rights to use PRACTICAL's technologies, knowledge and know-how; and

          WHEREAS, TCP and PRACTICAL entered into the "1996 AGREEMENT") under which, PRACTICAL granted a license to TCP under certain patents owned by PRACTICAL and transferred certain knowledge and know-how to TCP; and

          WHEREAS, said 1996 AGREEMENT was amended in certain respects by entering into an amendment on November 13, 1998 (hereinafter called the "1998 AMENDMENT";

          NOW, THEREFORE, based on the mutual consideration herein specified, the parties hereto agree as follows:


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


          1. DEFINITIONS

          1.01 "EXCLUSIVE PATENT MATTER" shall mean: the inventions as specified in "EXHIBIT A" hereto or any additional exhibit subsequently agreed-on and attached to this AGREEMENT any time in the future.
          1.02 "NON-EXCLUSIVE PATENT MATTER" shall mean: the inventions as specified in "EXHIBIT B" hereto or any additional exhibit subsequently agreed-on and attached to this AGREEMENT any time in the future.

          1.03 "KNOW-HOW" shall mean and include ANY and ALL INFORMATION disclosed by PRACTICAL to TCP in one of the following form: oral - confined in writing, written, graphic, and/or sample form, or which is obtained by TCP from access to a facility of PRACTICAL, and such information is related to: EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, PRODUCTS, manufacture, use, sale of PRODUCTS, electronic lighting, electronic ballast for gas discharge lamps, gas discharge lamps, market of lighting, market reassert and studies, competitive analysis, and other related information.

          1.04 "PRODUCTS" shall mean and include: (i) any and all types of electronic ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means and/or systems, based on or derived from the EXCLUSIVE PATENT MATTER, NON-EXCLUSIVE PATENT MATTER, or KNOW-HOW, or
       (ii) any and all ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include said ballasting means developed, engineered, designed and/or provided by PRACTICAL to TCP and not derived from and/or related to the EXCLUSIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER, or (iii) any and all products based on or derived from KNOW-HOW, or (iv) any product developed, engineered, designed and/or provided by PRACTICAL to TCP.

          1.05 "SELLER" shall mean (i) TCP to the extent that TCP sells or acts as the marketing agent for PRODUCTS, and/or (ii) TCP's marketing agent(s), to the extent that TCP uses or permits other persons or entities to sell PRODUCTS under any kind of licensing and/or restricted marketing arrangement.


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

            1.06 "NET SALES" shall mean SELLER's gross selling price of PRODUCTS, less the following items: (i) trade discounts actually deducted, (ii) credits actually deducted for PRODUCTS returned, and
         (iii) taxes, if any, collected and remitted by the SELLER.

            1.07 "TERRITORY" shall mean and include: all countries of the world.

           2.0  GRANT
           2.01 Subject to termination and modification rights retained herein, PRACTICAL hereby grants to TCP an EXCLUSIVE LICENSE to manufacture, use, sell and offer to sell the PRODUCTS under the EXCLUSIVE PATENT MATTER within the TERRITORY.

           2.02 Subject to termination and modification rights retained herein, PRACTICAL hereby grants to TCP a NON-EXCLUSIVE LICENSE to manufacture, use, sell and offer to sell the PRODUCTS under the NON-EXCLUSIVE PATENT MATTER within the TERRITORY.

           2.03 TCP may transfer or assign any or all of its rights and obligations under this AGREEMENT, provided however that PRACTICAL agrees to such transfer with prior written consent and PRACTICAL shall receive a reasonable consideration therefor. The nature and amount of this consideration must be acceptable to both TCP and PRACTICAL.

            2.04 Any contract manufacturer or supplier selected by TCP to manufacture PRODUCTS for TCP shall not be considered a licensed party under this AGREEMENT.

           3.0  WARRANTY
           3.01 PRACTICAL warrants that: to the best of its knowledge it owns all right, title and interest in or to the EXCLUSIVE PATENT MATTER and NON-EXCLUSIVE PATENT MATTER, and it does not know of any right, title or interest of any person or entity other than PRACTICAL in or to the EXCLUSIVE PATENT MATTER and NON-EXCLUSIVE PATENT MATTER.
            No warranties other than as specifically stated herein are expressed or implied relative to the EXCLUSIVE PATENT MATTER or to the NON-EXCLUSIVE PATENT MATTER and/or relative to any rights that any party may assert in respect to the manufacture, use or sale of PRODUCTS.


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

           4.0 LICENSE FEE AND ROYALTIES
           4.01 License Fee
          In consideration of the Licenses granted hereunder TCP shall issue a Shareholder's Certificate equal to five percent (5%) of all TCP stock shares in the name of Andrzej Bobel ("License Fee"). Such Shareholder's Certificate shall be non-refundable and free of any costs to Andrzej Bobel or PRACTICAL.

          4.02 Monthly Royalty Payments
          In addition to the License Fee, TCP shall pay to PRACTICAL a non-refundable Monthly Royalty Payments based on the following terms:
          For each and every calendar month, on or before the 15th day of the following calendar month during the term of this AGREEMENT and/or as long as PRODUCTS are sold by TCP or any other SELLER, the Monthly Royalty Payments shall be equal to twenty cents ($0.20) multiplied by the aggregate number of PRODUCTS sold during that particular month. However, in no case shall the Monthly Royalty Amount be higher than:

       a) Four percent (4%) of the first five hundred thousand dollars ($500,000) of the NET SALES of all PRODUCTS, as defined in this AGREEMENT; and

       b) Two percent (2%) of all NET SALES above the first five hundred thousand dollars ($500,000) and up to one million five hundred thousand dollars ($1,500,000) during that particular calendar month; and

       c) One percent (1%) of all NET SALES above the one million five hundred thousand dollars ($1,500,000) and up to two million five hundred thousand dollars ($2,500,000) during that particular calendar month; and

       d) One half percent (0.5%) of all NET SALES above the two million five hundred thousand dollars ($2,500,000) during that particular calendar month.

           4.03 Monthly Minimum Royalty Payments
          TCP recognizes that because the rights transferred to it under this AGREEMENT are, at least in portion, exclusive in nature, it is only reasonable to require monthly NET SALES to meet certain minimum levels. Therefore, notwithstanding the amount of monthly NET SALES, for every calendar month during the term of this AGREEMENT and/or as long as PRODUCTS


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

       are sold by any SELLER, TCP shall pay Monthly Minimum Royalty Payments equal to twenty thousand dollars ($20,000).

          4.04 TCP shall keep accurate and verifiable records of all operations under this AGREEMENT, and shall furnish to PRACTICAL written MONTHLY STATEMENTS OF SALES. These statements shall include monthly data as follows:
       1. Total quantity of units of PRODUCTS sold during the month, list each model separately.
       2. Total of gross sales for the month with listed amounts for each PRODUCT model separately
       3. Total of all discount actually deducted, with listed amounts for each discount category
       4. Total deductions for sales returns, with listed amounts for each PRODUCT model separately
       5. Total of NET SALES for the month
       6. Monthly Royalty Amount based on NET SALES, according to paragraph
       4.02.
       7. Monthly Royalty Amount based on quantities sold, equal to a result of multiplication of twenty cents times total quantity, as per "1" above.
       8. Monthly Minimum Royalty due, as per paragraph 4.03.
       9. Amount of royalty due PRACTICAL for the month, equal to largest of the amount stated in "6" or "7" or "8".

       These statements are to be provided to PRACTICAL together with Monthly Royalty payments.

          4.05 PRACTICAL shall have the right, at its own expense and not more often than annually, to have TCP's books examined by a Certified Public Accountant ("CPA") for the purpose of verifying the Monthly Royalty Payments. In the event that a variance of at least ten percent (10%) is found to the detriment of PRACTICAL, then TCP shall pay to PRACTICAL an amount equal to three (3) times the variance within 15 days of such determination. In addition, TCP shall pay for all costs of the audit. TCP will fully cooperate with the CPA with regard to any and all documents reasonably requested which are related to, but not limited to, past Monthly Royalty Payments delivered to PRACTICAL by TCP.

          4.06 If any payment due hereunder is not timely paid, then the unpaid balance will bear interest until paid at annual rate of fifteen percent (15%) compounded monthly, until the delinquent balance is paid in full.


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


          4.07 Payments according to paragraphs 4.02 and 4.03 shall be made for as long as either: (i) the PRODUCTS are covered by at least one claim of one of PRACTICAL'S pending or issued unexpired US patent, or (ii) the EXCLUSIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER contains at least one pending or issued unexpired US patent, or (iii) the PRODUCTS sold have been developed, and/or engineered, and/or designed and provided by PRACTICAL to TCP, or (iv) PRODUCTS have been developed by TCP based on, or derived from: (a) EXCLUSIVE PATENT MATTER, and/or NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW, or (b) any product developed, and/or engineered, and/or designed, and/or provided by PRACTICAL to TCP under this AGREEMENT or 1996 AGREEMENT.

           5.0 OTHER PROVISIONS
           5.01 PRACTICAL will provide to TCP the following information and services:

       a) engineering expertise and complete and detailed designs, including Schematic Diagrams and Bill of Materials, for the PRODUCTS as described in EXHIBIT C hereto;

       b) assistance in the selection of production materials and components for the PRODUCTS;

       c) assistance with the selection of supplies and supplier relation development and the coordination of all custom parts development; and

       d) assistance with the coordination of all necessary regulatory approvals.

          5.02 PRACTICAL will not be obligated to provide the services set forth in paragraph 5.01 if TCP is not in compliance with any paragraph of this AGREEMENT at the time and written notice is given by PRACTICAL and TCP has not remedied the default as provided herein.

          5.03 In order for PRACTICAL to provide the required services, TCP will pay all expenses of PRACTICAL including: all approved in writing by TCP travel expenses, shipping expenses, parts purchasing expenses, third party costs of special parts development and design.

          5.04 TCP hereby warrants that it will not acquire any new technologies and/or inventions related to: Electronic Lighting, Electronic Ballasts or Hybrid (magnetic electronic) Ballasts for gas discharge lamps, Gas Discharge Lamps by entering into a some form of licensing agreement with any third party other than PRACTICAL - without making a formal written request to PRACTICAL. If PRACTICAL is not willing or is unable to provide such new technology to TCP within sixty (60) days on terms mutually acceptable to TCP and PRACTICAL, then TCP shall have the right to acquire the technology from any other third party.

          5.05 TCP will not develop AND CLAIM AS ITS OWN, any new products and/or technologies and/or inventions (patentable or not) derived from or based on, in part or in whole, any information or KNOW-HOW received from PRACTICAL under this AGREEMENT or 1996 AGREEMENT.

          5.06 TCP shall mark all PRODUCTS with the appropriate trademark and patent markings, including patent pending and actual patent numbers where applicable.

          5.07 If either party discovers that the EXCLUSIVE PATENT MATTER is infringed upon by a third party, it shall communicate the details to the other party. TCP shall thereupon have the right, but not the obligation, to take whatever action (in its own name) he deems necessary, including filling of lawsuits, to protect the right of parties to this AGREEMENT and to terminate such infringement. PRACTICAL shall cooperate with TCP, including cooperation and join TCP as necessary party as required in certain states, but all of TCP's expense due to actions initiated by TCP shall be borne by TCP. Upon resolution of any of such action of TCP, by final, non-appealable judicial order or settlement or otherwise, the proceeds which may be awarded in the final resolution shall be distributed as follows: all third party (outside) legal expenses of TCP associated with such action shall be paid first from the amount of award, and any amount left above such expenses shall be divided with seventy five percent (75%) for TCP and twenty five percent (25%) for PRACTICAL.

          5.08 If either party discovers that the NON-EXCLUSIVE PATENT MATTER is infringed upon by a third party, it shall communicate the details to the other party. Both parties may jointly, at each party's own expense, and discretion, take whatever action is necessary, including filling of lawsuits, to protect the right of parties to this AGREEMENT and to terminate such infringement. Upon resolution of any of such joint action, by final, non-appealable judicial order or settlement or otherwise, the proceeds which may be awarded in the final resolution shall be distributed as follows: all third party (outside) legal expenses of both parties associated with such action shall be paid first from the amount of award, and any amount left above such expenses shall be divided equally between TCP and PRACTICAL.

           5.09 In the event that TCP receives notice that PRODUCT infringes the patent rights of others, and TCP decided to continue sell PRODUCTS, notwithstanding the amount of NET SALES, TCP shall pay, without interruptions, any and all amounts due PRACTICAL under this AGREEMENT, as follows:
       a) fifty percent (50%) of each Monthly Royalty Payment amount into interest-bearing escrow account; and
       b) fifty percent (50%) of each Monthly Royalty Payment amount to PRACTICAL.
           In that event, PRACTICAL shall not be paid any royalty if TCP is forced and decided, in view of the notice, not to sell PRODUCTS and actual NET SALES are equal to zero US Dollars ($US0.0)
           The money placed into escrow account shall not be used to pay any expenses of TCP associated with defensive action in such event.

           Upon resolution of any such action by final, non-appealable judicial order or settlement, or otherwise, the proceeds from the escrow account shall be distributed as directed or agreed in any such final resolution.

           5.10 Except as specified in paragraph 3, nothing herein shall be construed as a warranty or representation by PRACTICAL as to the scope or validity of the EXCLUSIVE PATENT MATTER or NON-EXCLUSIVE PATENT MATTER or any patent(s) issuing thereon. TCP, as the manufacturer of PRODUCTS, will be solely responsible for defending any claims against it for design defects or patent infringement claims arising from the manufacture, sale or use of all models of PRODUCTS. TCP will also defend and hold PRACTICAL and Bobel harmless against any such claim for damages and TCP will not sue PRACTICAL or Bobel as a result of any such claim.

          5.11 TCP and PRACTICAL hereby agree to effectively cooperate, to the best of their abilities, in the process of design, verification, qualification for manufacturing and sale or use of all models of PRODUCTS.

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

          5.12 TCP will indemnify, defend and hold PRACTICAL and Bobel harmless from any and all losses, judgments, settlements, claims, or damages, including attorney fees, costs and expenses incurred as a result of any claim arising out of or in connection with TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of PRODUCTS, including, but not limited to, claims arising out of the alleged negligence in TCP's manufacture, use, promotion, marketing, distribution, offer for sale, or sale of the PRODUCTS or claims based upon product liability, provided that TCP is promptly notified in writing of such claims against PRACTICAL and provided further that PRACTICAL permits TCP to defend, compromise, or settle such claim and gives TCP all available information, reasonable assistance, and authority to enable TCP to do so.

          5.13 Neither TCP nor PRACTICAL shall challenge or contest the validity of this AGREEMENT. TCP agrees and warrants that TCP or any SELLER will not challenge or contest validity of any patent application or issued patents owned by or assigned to PRACTICAL or Andrzej Bobel.

          5.14 TCP shall use its best effort to maintain in confidence all proprietary matters associated with the EXCLUSIVE PATENT MATTER, and/or NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW, and/or PRODUCTS, as well as any other Proprietary or Confidential Information or Trade Secrets ("PROPRIETARY MATTER") provided by PRACTICAL in connection with this AGREEMENT.

          To the extent reasonable necessary, PROPRIETARY MATTER may be disclosed to those employees or agents of TCP who are reasonably required to have access to the PROPRIETARY MATTER in order to accomplish TCP's manufacturing, sale, and/or marketing of PRODUCTS. However, any disclosure under circumstances whereby such employee signs a confidentiality agreement and understands its obligation to maintain in confidence all PROPRIETARY MATTERS received from TCP or PRACTICAL.

          5.15 If any dispute arises under this AGREEMENT, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then they shall submit the dispute to arbitration by any mutually-acceptable arbitrator. If no arbitrator is mutually acceptable, than the parties shall submit the matter to arbitration under the rules of the


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       American Arbitration Association ("AAA") . Under any arbitration, both parties shall cooperate and agree to abide finally by any decision of the arbitration proceedings. If AAA is selected, the arbitration shall take place under the auspices of the nearest branch of the AAA most convenient to both parties. The cost of the arbitration shall be born according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

          5.16 PRACTICAL hereby directs TCP to make all payments due PRACTICAL under this AGREEMENT payable to "Practical Innovations" by a check or wire transfer to a designated bank account at any US Bank.

          5.17 In the event that either party hereto shall be required, or shall deem it necessary or advisable, to give notice to the other party, such notice shall be served upon the other party by depositing said notice in the United States mail, postage paid certified mail with return receipt requested, and addressed to:

                         Ellis Yan, President
                         Technical Consumer Products, Inc.
                         300 Lena Drive
                         Aurora, Ohio 44222


                                or
                         Andrzej Bobel, President
                         Practical Innovations, Inc.
                         640 Leland Court
                         Lake Forest, Illinois 60045

       as appropriate. Any notice so given shall be deemed received on the third business day following its deposit in the US Mail. Either party hereto may change the address at which such party shall receive notices hereunder by giving notice of such change of address to the other party hereto in accordance with the provisions of this paragraph.

           5.18 If either party shall be in default in any terms of this AGREEMENT, the other party may give written notice of its intention to terminate this AGREEMENT, specifying such default. Unless the default is not remedied within thirty (30) days after the receipt of such written notice, this


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         AGREEMENT shall terminate as of the expiration of such thirty day period.

             5.19 In the event that: (i) the License granted hereunder is terminated as per paragraph 5.18 and SELLER continues to sell PRODUCTS, then TCP shall nevertheless remain obligated to make Monthly Royalty Payments due PRACTICAL under this AGREEMENT.

             5.20 If TCP shall go into receivership, bankruptcy, or insolvency, or make an assignment, this AGREEMENT may be immediately terminated by PRACTICAL by written notice, but without prejudice in regards to any rights of PRACTICAL hereunder.

             5.21 TCP may cancel all its rights and obligations under this AGREEMENT at any time provided if it so cancels: (i) TCP shall keep in confidence any and all proprietary information received from PRACTICAL under or in connection with this AGREEMENT; (ii) TCP shall pay to PRACTICAL all payments due under this AGREEMENT up to the time of cancellation; and (iii) TCP shall refrain from manufacturing, use, sale and/or marketing PRODUCTS, as well as from using the EXCLUSIVE PATENT MATTER and/or NON-EXCLUSIVE PATENT MATTER, and/or KNOW-HOW in any way, except sale of current inventories for which royalties shall be paid as provided hereunder.

             5.22 This AGREEMENT shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns including any and all worldwide subsidiaries, affiliates, suppliers, customers, and legal representatives.

             5.23 This AGREEMENT may not be alerted or amended except in writing, signed by the parties hereto or their respective successors and assigns.

             5.24 This AGREEMENT shall be governed by and construed in accordance with the laws of state of Illinois.

             5.25 TCP represents and warrants that the execution and delivery by it of this AGREEMENT has been authorized by appropriate action of its Board of Directors in accordance with provisions of law and its by-laws.


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

             IN WITNESS WHEREOF the parties hereto have duly executed this AGREEMENT on the day and year first above written.


       Technical Consumer Products, Inc. (TCP)


       By:  /s/Ellis Yan                       March 1st, 2000
          ---------------------------------    ---------------------
             Ellis Yan, President              Date


       Practical Innovations, Inc.


       By:  /s/Andrzej Bobel                   March 1st, 2000
          ---------------------------------    ---------------------
             Andrzej Bobel, President          Date



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


                                     EXHIBIT A
                                     ---------


                             EXCLUSIVE PATENT MATTER

         U.S. Patent No.      Issue Date     Title


         5,448,137            Sept.5, 1995   ELECTRONIC ENERGY
                                             CONVERTER HAVING TWO
                                             RESONANT CIRCUITS

         5,502,635             Mar.26,1996   PARALLEL RESONANT
                                             INTEGRATED INVERTER
                                             BALLAST FOR GAS
                                             DISCHARGE LAMPS

         5,801,492            Sep.1, 1998    ELECTRONIC BALLAST FOR
                                             GAS DISCHARGE LAMP
                                             HAVING PRIMARY AND
                                             AUXILIARY RESONANT
                                             CIRCUIT

                                     EXHIBIT B


                            NON-EXCLUSIVE PATENT MATTER


         U.S. Patent No.      Issue Date     Title

         5,434,480           July 18,1995    ELECTRONIC DEVICE FOR
                                             POWERING A GAS
                                             DISCHARGE LOAD FROM
                                             A LOW FREQUENCY SOURCE

         5,436,529           July 25, 1995   CONTROL AND PROTECTION
                                             CIRCUIT FOR ELECTRONIC
                                             BALLAST

         5,371,438           Dec. 6, 1994    ENERGY CONVERSION DEVICE
                                             HAVING AN ELECTRONIC
                                             CONVERTER WITH DC INPUT
                                             TERMINAL FOR DELIVERING
                                             A HIGH FREQUENCY SOURCE

         5,982,106           Nov.9,1999       SELF-PROTECTED SERIES
                                             RESONANT ELECTRONIC
                                             ENERGY CONVERTER



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